Exhibit 10.12

Execution Copy

MANAGEMENT AND CONSULTING SERVICES AGREEMENT

THIS MANAGEMENT AND CONSULTING SERVICES AGREEMENT is entered into as of June 18, 2002 by and among Bruckmann, Rosser, Sherrill & Co., L.L.C., a Delaware limited liability company (“Consultant”), Agri Beef Co. (“AgriBeef”), and MWI Veterinary Supply Co., a Delaware corporation (“Company”).

In consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived from this Agreement, Consultant and the Company hereby agree as follows:

1.                                      Definitions.

An “Affiliate” of any Person means any other Person controlling, controlled by or under common control with such first Person.

“Common Stock” means the Common Stock of MWI Holdings, Inc.

“EBITDA” means, with respect to any fiscal year, the consolidated net income of the Company (derived from the Company’s consolidated audited financial statements for such fiscal year) plus the sum of (i) interest expense, (ii) income tax expense and (iii) depreciation and amortization expense, excluding the effect of (A) any management or advisory fees paid by the Company, (B) any payments by the Company to employees with respect to stock appreciation rights, and (C) any non-cash charges related to the issuance or vesting of management stock options, when and as accrued, each determined in accordance with generally accepted accounting principles, applied consistently with past practices of the Company.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any governmental entity.

With respect to the Company, a “Subsidiary” means any corporation, partnership, limited liability company, association or other business entity of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, or a majority economic interest, is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof.

2.                                      Services of Consultant.  The Consultant hereby agrees during the term of this Agreement to consult with the Company’s Board of Directors (the “Board”), and management of the Company, in such manner and on such business and financial matters as the Board may reasonably request from time to time, including but not limited to corporate strategy, budgeting of future corporate investments, acquisition and divestiture strategies, and debt and equity financing (the “Services”).

3.                                      Personnel.  Consultant will provide and devote to the performance of the Services those officers, employees and agents which Consultant deems appropriate for the furnishing of the Services.

4.                                      Compensation of Consultant.

As consideration payable to the Consultant or any of its affiliates for providing the Services, the Company shall make the following payments to the Consultant:

(i)                                     An annual management fee in respect of each fiscal year of the Company in an amount equal to the greater of (x) $250,000, and (y) two and one-half percent of EBITDA for such fiscal year (the “Management Fee”).  The Management Fee shall be payable semi-annually in advance on each October 3 and April 3 (the “Payment Due Dates”), commencing October 3, 2002, in an amount equal to the greater of (i) $125,000 (representing one-half of $250,000), and (ii) two and one-half percent of the budgeted EBITDA, as determined by the Board by reference to the Company’s budget for such period, for the two full fiscal quarters immediately following such payment date.  In the event that it shall be determined following the end of each fiscal year of the Company, that the amount equal to the greater of (1) $250,000 and (2) two and one-half percent of EBITDA (as determined by the Board by reference to the Company’s consolidated audited financial statements for such fiscal year) for such fiscal year, exceeds the amount of cash actually paid to the Consultant for such fiscal year, the Company shall promptly pay an amount equal to such excess to the Consultant in respect of the Management Fee, and in the event that it shall be determined that the amount of cash actually paid to the Consultant for such fiscal year exceeds the greater of (1) $250,000 and (2) two and one-half percent of EBITDA for such fiscal year, an amount equal to such excess shall be offset against the next payment payable to the Consultant hereunder; provided that notwithstanding anything to the contrary herein, AgriBeef shall be entitled to be paid the Relative Percentage (as calculated on the date of payment of the Management Fee) of the Management Fee otherwise payable to Consultant hereunder, at such times as any amounts are paid to Consultant hereunder, and the amount of the Management Fee thus payable to Consultant at any such time shall be reduced by such amount paid to AgriBeef; provided that the “Relative Percentage” shall, on any date, equal the quotient (expressed as a percentage) equal to (a) the number of shares of Common Stock held by AgriBeef on such date, divided by (b) the aggregate number of shares of Common Stock held by AgriBeef and Bruckmann, Rosser, Sherrill & Co. II, L.P. on such date.

(ii)                                  Interest, which will accrue on any unpaid Management Fee at a rate per annum equal to 12% calculated on a semi-annual basis; provided that such interest shall be paid upon payment of such Management Fee; and

(iii)                               Actual and direct out-of-pocket expenses (including fees and disbursements of attorneys, accountants and other professionals and Consultants retained by Consultant in connection with the Services provided hereunder) incurred by the Consultant and its personnel in performing the Services, which shall be reimbursed to the Consultant by the Company upon the delivery of rendering of a statement such supporting data as the Company reasonably shall require.

In the event the Company acquires other entities (including by way of merger, consolidation or otherwise), the Management Fee shall be subject to increase in an amount that is mutually agreed upon by the Company and Consultant.

5.                                      Closing Payment.  In addition to the Management Fee, in consideration of Consultant’s provision of services in connection with the transactions contemplated by the Recapitalization and Stock Purchase Agreement, dated as of the date hereof, by and among the Company, AgriBeef and certain other parties thereto, the Company shall, upon consummation of such transactions, pay to the Consultant a fee of $1,250,000 and shall reimburse Consultant for the out-of-pocket expenses incurred by it or its Affiliates in connection with such transaction.

6.                                      Indemnification.  In the event that the Consultant or any of its affiliates, principals, partners, directors, members, stockholders, employees, agents and representatives (collectively, the “Indemnified Parties”) becomes involved in any capacity in any action, proceeding or investigation in connection with any matter referred to in or contemplated by this Agreement, or in connection with the Services, the Company will indemnify and hold harmless the Indemnified Parties from and against any actual or threatened claims, lawsuits, actions or liabilities (including out-of-pocket expenses and the fees and expenses of counsel and other litigation costs and the cost of any preparation or investigation of any kind or nature (“Losses”)), arising as a result of or in connection with this Agreement and the Services, and will periodically reimburse the Consultant for its expenses as described above, except that the Company will not be obligated to so indemnify any Indemnified Party if, and to the extent that, such claims, lawsuits, actions or liabilities against such Indemnified Party directly result from the gross negligence or willful misconduct of such Indemnified Party as admitted in any settlement by such Indemnified Party or held in any final, non-appealable judicial or administrative decision.  In connection with such indemnification, the Company will promptly remit or pay to the Consultant any amounts which the Consultant certifies to the Company in writing are payable to the Consultant or other Indemnified Parties hereunder.  The reimbursement and indemnity obligations of the Company under this Section 6 shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any Indemnified Party, as the case may be, of the Consultant and any such affiliate and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Consultant and any such Indemnified Party.  The foregoing provisions shall not supersede any obligation of a party hereto to provide indemnification to another party hereto pursuant to any other agreement among such parties, or to release such indemnifying party from any indemnification obligation pursuant to such other agreement.  The provisions of this Section 6 shall survive the termination of this Agreement.

7.                                      Termination. This agreement and the Company’s engagement of the Consultant hereunder shall terminate on the earlier of (i) the tenth annual anniversary of the date hereof upon mutual agreement of the Consultant and the Company, and (ii) the date on which Bruckmann, Rosser, Sherrill & Co. II, L.P. ceases to hold at least 25% of the shares of Common Stock it holds as of the date hereof.  No termination of this Agreement, whether pursuant to this Section 7 or otherwise, will affect the Company’s duty to pay any Management Fee accrued, or to reimburse any cost or expense incurred, prior to the effective date of that termination.

8.                                      Independent Contractor Status.  The Consultant and the Company agree that the Consultant will perform services under this Agreement as an independent contractor, retaining control over and responsibility for its own operations and personnel.  Neither the Consultant nor its officers, employees or agents will be considered employees or agents of the Company or any of its respective Subsidiaries as a result of this Agreement nor will any of them have authority to contract in the name of or bind the Company by reason of this Agreement, except as any such Company may expressly agree in writing.

9.                                      Amendment and Waiver.  No modification, amendment or waiver of any provision of this Agreement will be effective unless approved in writing by the Company and Consultant; provided that no amendment of the last proviso in Section 4(i) shall be effective unless approved in writing by the Company, Consultant and AgriBeef.  The failure of either the Company or Consultant to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

10.                               Notices.  Any notice provided for in this Agreement will be in writing and will be either personally delivered, or mailed by first class mail, return receipt requested, or sent by reputable overnight courier, in each case with delivery charges or postage prepaid, to the recipient at the address below indicated:

Notices to Consultant:

Bruckmann, Rosser, Sherrill & Co., L.L.C.

126 East 56th Street

29th Floor

New York, NY 10022

Attention:  Bruce Bruckmann and Brett Pertuz

with a copy (which shall not constitute notice to the Consultant) to:

Kirkland & Ellis

153 East 53rd Street

New York, NY  10022

Attention:  Eunu Chun

Notices to the Company:

MWI Veterinary Supply Co.

2201 N. 20th Street

Nampa, ID 83687

Attention:  President

Notices to AgriBeef:

Agri Beef Co.

1555 Shoreline Drive, 3rd Floor

P.O. Box 6640

Boise, Idaho  83702

Attn: Robert Rebholtz and Rick Stott

with a copy to (which shall not constitute notice to AgriBeef):

Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP

2121 Avenue of the Stars, 18th Floor

Los Angeles, CA 90067

Attn: Barry E. Fink and Jeffrey Soza

or to such other address or to the attention of such other Person as the recipient party will have specified by prior written notice to the sending party.  Any notice under this Agreement will be deemed to have been given when so delivered or mailed.

11.                               Severability.  Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

12.                               Entire Agreement.  This Agreement embodies the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way.

13.                               Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the parties and their successors and assigns.  However, neither this Agreement nor any of the rights of the parties hereunder may be transferred or assigned by either party hereto, except that (i) if the Company shall merge or consolidate with or into, or sell or otherwise transfer substantially all its assets to, another corporation which assumes the Company’s obligations under this Agreement, the Company may assign its rights hereunder to that corporation, and (ii) Consultant may assign its rights and obligations hereunder to any other person or entity controlled, and which continues to be so controlled, directly or indirectly, by Bruce C. Bruckmann, Harold O. Rosser II, Stephen C. Sherrill, Stephen F. Edwards and Paul Kaminski.  Any attempted transfer or assignment in violation of this Section 13 shall be void.

14.                               Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

15.                               Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.

16.                               Governing Law.  All issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement will be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict provision or rule (whether of the State of New York or of any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied.  In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Agreement, even if under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

17.                               Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

18.                               No Strict Construction.  The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

*      *      *      *

IN WITNESS WHEREOF, the parties hereto have executed this Management and Consulting Services Agreement as of the day and year first above written.

MWI VETERINARY SUPPLY CO.

By:	/s/ Mary Pat Thompson
Name:
Title:

BRUCKMANN, ROSSER, SHERRILL & CO., L.L.C.

By:	/s/ Bruce C. Bruckmann
Name: Bruce C. Bruckmann
Title: Managing Director

AGRI BEEF CO.

By:	/s/ W.B. Rawlings
Name:
Title: